Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wright Medical Group N.V. (formerly known as Tornier N.V.) Amended and Restated 2010 Incentive Plan of our reports dated February 24, 2015, with respect to the consolidated financial statements and schedule of Tornier N.V. and the effectiveness of internal control over financial reporting of Tornier N.V. included in its Annual Report (Form 10-K) for the year ended December 28, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 1, 2015